Exhibit 3.1

PRESIDIO PROPERTY TRUST, INC.

ARTICLES SUPPLEMENTARY

9.375% Series D Cumulative Redeemable Perpetual Preferred Stock

Presidio Property Trust, Inc., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified and designated 80,000 authorized but unissued shares of preferred stock, $0.01 par value per share, of the Corporation as additional shares (the “Additional Series D Preferred Stock”) of 9.375% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series D Preferred Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the Charter (including the Articles Supplementary accepted for record by the SDAT on June 10, 2021 and the Articles Supplementary accepted for record by the SDAT on June 14, 2021), with respect to the existing Series D Preferred Stock, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections thereof.

SECOND: The Additional Series D Preferred Stock has been classified and designated by the Board under the authority contained in the Charter and Section 2-105 of the Maryland General Corporation Law. After giving effect to the classification and designation of the Additional Series D Preferred Stock as set forth herein, the total number of shares of Series D Preferred Stock that the Corporation has authority to issue is 1,000,000 shares.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective at 4:00 p.m., Eastern Time, on June 20, 2024.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer on this 20th day of June, 2024.

ATTEST:		PRESIDIO PROPERTY TRUST, INC.

/s/ Ed Bentzen		By:	/s/ Jack K. Heilbron (SEAL)
Name:	Ed Bentzen	Name:	Jack K. Heilbron
Title:	Chief Financial Officer	Title:	President and Chief Executive Officer